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                                                                    EXHIBIT 99.1


                             BancFirst Corporation
                         101 NORTH BROADWAY, SUITE 200
                        OKLAHOMA CITY, OKLAHOMA  73102

                                 PRESS RELEASE

     For Immediate Release: Friday, February 26, 1999.
     For further information call David Rainbolt, Chief Executive Officer at
     (405)270-1010, or Joe T. Shockley, Chief Financial Officer (405) 270-1003

             BANCFIRST CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

Oklahoma City, OK - BancFirst Corporation (NASDAQ NMS: BANF) today announced that its Board of Directors has adopted a Rights Plan designed to protect the company's shareholders in the event of takeover action. Terms of the Rights Plan provide for a dividend distribution of one right for each outstanding share of BancFirst Corporation common stock to holders of record at the close of business on February 25, 1999. The rights will generally become exercisable if an acquiring party accumulates, or announces an offer to acquire, 15% or more of BancFirst Corporation's voting stock. The rights will expire on February 25, 2009. Each right will entitle the holder (other than the acquiring party) to buy, at the right's then current exercise price, BancFirst Corporation common stock having a value of twice the right's exercise price. The exercise price of each right was initially set at $110. In addition, upon the occurrence of certain events, holders of the rights would be entitled to purchase, at the then current exercise price, common stock of an acquiring entity worth twice the exercise price.

"We are not aware of any effort to acquire control of the Company," said David
E. Rainbolt, CEO of BancFirst Corporation. "However, our Board of Directors believes the Rights Plan represents a means of protecting the interests of our shareholders and providing a more orderly process for the Board to consider any unsolicited bid for control of the Company that could deprive shareholders from realizing the full value of their investment in the Company."

Details of the new Rights Plan will be outlined in a letter to be mailed to shareholders.

BancFirst, the Company's subsidiary bank, is Oklahoma's largest state-chartered bank with $2.2 billion in total assets and 71 banking locations serving 37 communities across Oklahoma.

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